Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement (the “Original Employment Agreement”), originally dated September 27, 2023, is hereby entered into as of the ____ day of November 2024, by and between Kairos Pharma, Ltd., a Delaware corporation (the “Company”), and Doug Samuelson (the “Executive”). Terms not otherwise defined herein shall have the meaning set forth in the Original Employment Agreement

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby amend the below Sections 4 and 5(a) of the Original Employment Agreement as follows:

4. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”), which Base Salary shall commence on January 1, 2025, with such Base salary to be payable in monthly installments in accordance with the Company’s customary payroll practices. The Executive’s Base Salary may be increased on each anniversary of the Company’s IPO, at the Board’s sole discretion.

5. Other Benefits.

(a) Annual Grant of Restricted Stock Units. The Executive shall be entitled to receive a number of restricted stock units (“RSUs”) on an annual basis as set forth on Schedule A hereto, with the first issuance of RSUs to be made January 1, 2025, which RSUs are issuable under the Company’s 2023 Equity Incentive Plan and will vest annually in one-third increments commencing on the first anniversary date of the grant of such RSUs, in accordance with the terms of a separate Grant Agreement, a form of which is attached hereto as Exhibit A. Any additional equity awards to the Executive shall be at the option of the Board.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Kairos Pharma, Ltd.

By:
Name:	John S. Yu, M.D.
Title:	Chief Executive Officer

EXECUTIVE:

Doug Samuelson

2

Schedule A

1.	Employment Period: 12 months

2.	Employment

a.	Title: Chief Financial Officer

b.	Executive Duties:

In his capacity as Chief Financial Officer, the Executive shall perform such services, consistent with his office, including, but not limited to business planning, budgeting, managing and implementing all of the financial activities of the Company, and such other duties as shall be assigned to him by the Board of Directors of the Company from time to time, devoting such time and effort and performing all of the functions of the offices held by him, as directed by the Board of Directors from time to time.

3.	Base Salary: $50,000 per year, commencing upon the Company’s completion of its IPO.

Target Bonus: Cash or stock bonus in such amounts as to be determined by the Board of Directors or compensation committee of the Board of Directors.

5(a).	Annual Restricted Stock Grant: 50,000 Restricted Stock Units (the “RSU Annual Grant”), issuable annually on the anniversary date of the Company’s consummation of its IPO, which RSUs are issuable under the Company’s 2023 Equity Incentive Plan. Each RSU Annual Grant will vest annually in 12 months increment on the anniversary date of the grant, in accordance with the terms of the Restricted Stock Unit Grant Agreement and subject to accelerated vesting upon a Change of Control.

6(e).	Severance Period: Six months; however, in the event of a Change of Control, as defined within the Agreement, Executive shall also receive a total 250,000 RSUs, all of which shall be fully vested upon issuance and shall be inclusive of all RSUs received as an RSU Annual Grant.

14(b).	Executive Contact Information:

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Exhibit A

Form of Grant Agreement